Exhibit 99.1

Farmers National Banc Corp. and

Emclaire Financial Corp. Announce Merger

CANFIELD, Ohio and EMLENTON, Pennsylvania — (BUSINESS WIRE) – March 24, 2022 — Farmers National Banc Corp. (“Farmers”) (NASDAQ: FMNB), the holding company for The Farmers National Bank of Canfield (“Farmers Bank”), and Emclaire Financial Corp. (“Emclaire”) (NASDAQ: EMCF), the holding company for The Farmers National Bank of Emlenton (“Emlenton Bank”), jointly announced today that they have entered into an agreement and plan of merger (the “Agreement”).

Pursuant to the Agreement, each shareholder of Emclaire may elect to receive either $40.00 per share in cash or 2.15 shares of Farmers’ common stock, subject to an overall limitation of 70% of the shares being exchanged for Farmers’ shares and 30% for cash. Based on Farmers’ closing share price of $17.02 on March 23, 2022, the transaction is valued at approximately $105 million, or $37.62 per share. The merger is expected to qualify as a tax-free reorganization for those shareholders electing to receive Farmers’ shares. The transaction is subject to receipt of Emclaire shareholder approval and customary regulatory approvals and is expected to close in the second half of 2022.

William C. Marsh, the current President and Chief Executive Officer and Chairman of the Board of Emclaire and Emlenton Bank, will join Farmers as Senior Vice President and as Market President, Pennsylvania, after the merger. Furthermore, Farmers intends to name one director from Emclaire’s board to join its Board of Directors immediately after the merger and appoint the remaining non-employee directors of Emclaire to a newly formed advisory board for the Pennsylvania Region.

Kevin J. Helmick, President and CEO of Farmers, stated, “As we continue to demonstrate Farmers successful track record for executing on M&A, I am pleased to announce our largest acquisition to date. This latest transaction will mark a significant extension into the Pennsylvania markets, which has been a long-time strategy for Farmers. The contiguous expansion will also serve as Farmers’ entrance into the attractive Pittsburgh market and allow us to deliver our robust wealth management and mortgage services to the Emlenton footprint. This latest acquisition will continue to integrate Farmers’ culture into new communities and drive value for our stakeholders.”

Mr. Marsh stated, “We are excited to be joining with The Farmers National Bank of Canfield and believe that the combination will benefit our shareholders, customers and the communities we serve. We are thrilled to be joining such a premier regional banking franchise. We are excited about the new products and services that will be available to our customers and the communities we serve. I believe that this partnership will provide great value for the entire Emclaire family.”

Upon consummation of the transaction, Emlenton Bank will be merged with and into Farmers Bank, with Farmers Bank as the surviving bank, and Emlenton Bank’s branches will become branches of Farmers Bank. Upon closing, Farmers estimates it will have approximately $5.2 billion in assets and 66 locations throughout Ohio and western Pennsylvania.

As of December 31, 2021, Emclaire had $1.1 billion in total assets, $72.4 million in tangible common equity, $790.9 million in gross loans and $918.5 million in total deposits.

Serving Farmers in the transaction are Janney Montgomery Scott LLC as financial advisor and Vorys, Sater, Seymour and Pease LLP as legal counsel. Serving Emclaire in the transaction are Raymond James & Associates, Inc. as financial advisor and Silver, Freedman, Taff & Tiernan LLP as legal counsel.

CONFERENCE CALL INFORMATION

Farmers will host a conference call on March 24, 2022, at 11:00 AM ET, to discuss the acquisition of Emclaire. Participants can join the call by dialing 877-407-4018, Conference ID: 13728180. The conference call will also be broadcast simultaneously via webcast on a listen-only basis. A link to today’s press release, presentation, and webcast will be available at ir.farmersbankgroup.com.

Replay of the conference call can be accessed through March 31, 2022 by dialing 844-512-2921 and Replay Pin Number: 13728180.

ABOUT FARMERS NATIONAL BANC CORP.

Founded in 1887, Farmers National Banc Corp. is a diversified financial services company headquartered in Canfield, Ohio, with $4.1 billion in banking assets. Farmers National Banc Corp.’s wholly-owned subsidiaries are comprised of The Farmers National Bank of Canfield, a full-service national bank engaged in commercial and retail banking with 47 locations in Mahoning, Trumbull, Columbiana, Stark, Summit, Portage, Wayne, Medina, Geauga and Cuyahoga Counties in Ohio and Beaver County in Pennsylvania; Farmers Trust Company, which operates five trust offices and offers services in the same geographic markets and Farmers National Insurance, LLC. Total wealth management assets under care at December 31, 2021 were $3.1 billion.

ABOUT EMCLAIRE FINANCIAL CORP.

Emclaire Financial Corp. is the parent company of the Farmers National Bank of Emlenton, a nationally chartered, FDIC-insured community commercial bank headquartered in Emlenton, Pennsylvania, operating 19 full service offices in Venango, Allegheny, Butler, Clarion, Clearfield, Crawford, Elk, Jefferson and Mercer Counties, Pennsylvania. Emclaire’s common stock is quoted on and traded through NASDAQ under the symbol “EMCF”. For more information visit Emclaire’s web site at www.emclairefinancial.com.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not historical facts, but rather statements based on Farmers’ and Emclaire’s current expectations regarding its business strategies and its intended results and future performance. Forward-looking statements are preceded by terms such as “expects,” “believes,” “anticipates,” “intends” and similar expressions, as well as any statements related to future expectations of performance or conditional verbs, such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements are not a guarantee of future performance and actual future results could differ materially from those contained in forward-looking information. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of Farmers’ and Emclaire’s control. Numerous uncertainties, risks, and changes could cause or contribute to Farmers’ or Emclaire’s actual results, performance, and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, the possibility that the closing of the proposed transaction is delayed or does not occur at all because required regulatory approvals, shareholder approval or other conditions to the transaction are not obtained or satisfied on a timely basis or at all; the possibility that the anticipated benefits of the transaction are not realized when expected or at all; Farmers’ and Emclaire’s failure to integrate Emclaire and Emlenton Bank with Farmers and Farmers Bank in accordance with expectations; deviations from performance expectations related to Emclaire and Emlenton Bank; diversion of management’s attention on the proposed transaction; general economic conditions in markets where Farmers and Emclaire conduct business, which could materially impact credit quality trends; effects of the COVID-19 pandemic on the local, national, and international economy, Farmers’ or Emclaire’s organization and employees, and Farmers’ and Emclaire’s customers and suppliers and their business operations and financial condition; disruptions in the mortgage and lending markets and significant or unexpected fluctuations in interest rates related to COVID-19 and governmental responses, including financial stimulus packages; general business conditions in the banking industry; the regulatory environment; general fluctuations in interest rates; demand for loans in the market areas where Farmers and Emclaire conduct business; rapidly changing technology and evolving banking industry standards; competitive factors, including increased competition with regional and national financial institutions; and new service and product offerings by competitors and price pressures; and other factors disclosed periodically in Farmers’ and Emclaire’s filings with the Securities and Exchange Commission (the “SEC”).

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this release or made elsewhere from time to time by Farmers, Emclaire or on Farmers’ or Emclaire’s behalf, respectively. Forward-looking statements speak only as of the date made, and neither Farmers nor Emclaire assumes any duty and does not undertake to update forward-looking statements.

Farmers and Emclaire provide further detail regarding these risks and uncertainties in their respective latest Annual Reports on Form 10-K, including in the risk factors section of Farmers’ latest Annual Report on Form 10-K, as well as in subsequent SEC filings, available on the SEC’s website at www.sec.gov.

OTHER INFORMATION

In connection with the proposed merger, Farmers will file with the SEC a Registration Statement on Form S-4 that will include a proxy statement of Emclaire and a prospectus of Farmers, as well as other relevant documents concerning the proposed transaction.

SHAREHOLDERS OF EMCLAIRE AND OTHER INVESTORS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT AND PROSPECTUS TO BE INCLUDED IN THE REGISTRATION STATEMENT ON FORM S-4, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT FARMERS, EMCLAIRE, THE PROPOSED MERGER, THE PERSONS SOLICITING PROXIES WITH RESPECT TO THE PROPOSED MERGER, AND THEIR INTERESTS IN THE PROPOSED MERGER AND RELATED MATTERS.

The respective directors and executive officers of Farmers and Emclaire and other persons may be deemed to be participants in the solicitation of proxies from Emclaire shareholders with respect to the proposed merger. Information regarding the directors of Farmers is available in its proxy statement filed with the SEC on March 17, 2022 in connection with its 2022 Annual Meeting of Shareholders and information regarding the executive officers of Farmers is available in its Form 10-K filed with the SEC on March 9, 2022. Information regarding the directors and executive officers of Emclaire is available in its Form 10-K filed with the SEC on March 16, 2022 and other documents filed by Emclaire with the SEC. Other information regarding the participants in the solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and prospectus to be included in the Registration Statement on Form S-4 and other relevant materials to be filed with the SEC when they become available.

Investors and security holders will be able to obtain free copies of the registration statement (when available) and other documents filed with the SEC by Farmers through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Farmers will be available free of charge on Farmers’ website at https://www.farmersbankgroup.com or may be obtained from Farmers by written request to Farmers National Banc Corp., 20 South Broad Street, Canfield, Ohio 44406, Attention: Investor Relations. Copies of the documents filed or to be filed with the SEC by Emclaire may be obtained without charge from Emclaire by written request to Emclaire Financial Corp., 612 Main Street, Emlenton, Pennsylvania 16373, Attention: Jennifer A. Poulsen, Secretary.